Exhibit 99.1

Galey & Lord Receives US Bankruptcy Court Approval to Sell Klopman International

GREENSBORO, NORTH CAROLINA, NOVEMBER 21, 2003 — Galey & Lord, Inc. (OTC BB: GYLDQ) (the “Company”) announced today that it has received approval from United States Bankruptcy Court to complete the sale of its Klopman International Group (“Klopman”) to an investment group led by BS Private Equity. The transaction, with an enterprise value of $47 million (including assumed obligations), is expected to close within the next 30 days subject to the consent of the Tunisian authorities.

Klopman, founded in the 1960’s, is the largest European manufacturer and marketer of poly-cotton fabric for work wear, protective wear and apparel. Klopman has its sales headquarters in London, sales offices throughout Europe and manufacturing bases in Frosinone, Italy and Monastir, Tunisia.

Mr. Arthur Wiener, Galey & Lord’s Chairman and Chief Executive Officer, stated “the sale of Klopman is an important step in the Company’s continuing effort to focus on its core competencies in casual apparel fabrics. We wish all of our associates at Klopman continued success as a newly independent venture.”

Galey & Lord, Inc. and its foreign affiliates, are leading global manufacturers of textiles for sportswear, including cotton casuals, denim, and corduroy.

The Company believes it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with diversified base of customers to capture a large share of the middle and high end of the bottomweight woven market. The Company also believes it is one of the world’s largest producers of differentiated and value-added denim products. The Company and its foreign subsidiaries employ approximately 3300 employees in the United States and 750 employees in its owned foreign operations. The Company and their joint venture interests operate in the US, Canada, Mexico, Asia, Europe and North Africa.

The Company’s current trading symbol on the OTC BB is GYLDQ.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made herein are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions, or changes in factors affecting such statements.

CONTACT: Leonard Ferro of Galey & Lord, Inc., +1-336-665-3037